Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.333-201852 on Form F-3 of our report dated July 30, 2014, relating to the consolidated balance sheet of HDFC Bank Limited and its subsidiaries as of March 31, 2014, and the related consolidated statements of income, statements of comprehensive income, shareholders’ equity and cash flows for each of the two years in the period ended March 31, 2014, appearing in this Annual Report on Form 20-F of HDFC Bank Limited for the year ended March 31, 2015.

/s/ Deloitte Haskins & Sells LLP

Mumbai, India

July 30, 2015